Exhibit 3.3

AMENDMENT TO ARTICLES OF INCORPORATION OF

DBS INVESTMENTS, INC

Pursuant to section 16-10a part 10 of the Utah Revised Business Corporation Act, DBS Investments, Inc. (the “Corporation”) hereby adopts the following Amendment to its Articles of Incorporation.

1. The name of the corporation is DBS Investments, Inc.

2. The date the following amendment was adopted: December 4, 2003

3. The new name of the corporation is ValueSetters Inc.

Article I is hereby amended to read in its entirety as follows:

“The name of the corporation is ValueSetters, Inc.  “

At a special meeting of the shareholders the number of votes cast for the amendment by each voting group entitled to vote separately in the amendment was sufficient for approval by that voting group, and such amendment was adopted by the shareholders.

Under penalties of perjury, I declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge and belief, true, correct and complete.

Dated as of the 7th day of September, 1999

By: /s/ Robert D. Arken
Robert D. Arken, President